Exhibit 21

AVISTA CORPORATION

SUBSIDIARIES OF REGISTRANT

Subsidiary	State or Country of Incorporation
Avista Capital, Inc.	Washington
Ecova, Inc.	Washington
Avista Development, Inc.	Washington
Avista Energy, Inc.	Washington
Avista Northwest Resources, LLC	Washington
Pentzer Corporation	Washington
Pentzer Venture Holding II, Inc.	Washington
Bay Area Manufacturing, Inc.	Washington
Advanced Manufacturing and Development, Inc.	California
Avista Capital II	Delaware
Spokane Energy, LLC	Delaware
Steam Plant Square, LLC	Washington
Steam Plant Brew Pub, LLC	Washington
Courtyard Office Center, LLC	Washington
Alaska Merger Sub, Inc.	Alaska
Salix, Inc.	Washington